EXHIBIT 10.2
Execution Copy

September 25, 2017

Mr. Michael C. Kearney

Dear Mike:

Offer and Position
We are pleased to extend an offer of employment to you for the position of Chief Executive Officer and President (“Chief Executive Officer”) of Frank’s International, N.V., a limited liability company organized under the laws of the Netherlands (the “Company”) and of Frank’s International, LLC, a Texas limited liability company (the “Employer”). Your employment is subject to the terms and conditions set forth in this letter (this “Offer Letter”).

Duties
In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Supervisory Board of Directors of the Company (the “Board”) and will serve as Chairman of the Board for no additional compensation. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s and the Employer’s interests. Notwithstanding the foregoing, nothing in this Offer Letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company or the Employer, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Location
Your principal place of employment shall be at our U.S. headquarters in Houston, Texas, subject to business travel as needed to properly fulfil your employment duties and responsibilities.

Start Date
Subject to satisfaction of all of the conditions described in this Offer Letter, the anticipated start date for your new role is immediately following 5:00 pm CST on September 26, 2017 (“Start Date”).

Base Salary
In consideration of your services, you will be paid an initial annualized base salary of $750,000 per year, subject to review periodically by the Board (or a committee thereof) and payable in accordance with the standard payroll practices of the Employer, subject to all withholdings and deductions as required by law.

Short-Term Incentive (Annual Bonus) Awards
During your employment, you will be eligible to participate in the Company’s annual short-term incentive plan for executive officers, which shall provide you with an opportunity to receive an annual, calendar-year bonus, based on corporate and individual performance criteria determined in the discretion of the Board or a committee thereof. Your target bonus opportunity will be 100% of your annualized base salary as in effect on the date of grant of the incentive award, with actual payment determined based on performance against the performance goals established by the Board or committee. Except as noted below, you must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular calendar year. You will be eligible for a 2017 bonus, but the amount of your 2017 bonus will be prorated based on the number of days from the Start Date through December 31, 2017.

If an involuntary termination of employment by the Company other than for “cause” or a resignation by you for “good reason” (as such terms are defined herein) occurs, you will be entitled to an annual bonus payment, determined based on target levels of performance; provided, however, that the bonus payment will be prorated based on the number of days during the applicable calendar year that you were employed by the Company.

Long-Term Incentive Plan Equity-Based Awards
Notwithstanding anything to the contrary in any applicable award agreement, the treatment of outstanding equity-based long-term incentive awards upon a separation of your service with the Company will be determined in accordance with this Offer Letter.

During your employment, you will be eligible to receive annual grants of equity-based incentive awards, as determined by the Board (or a designated committee thereof) in its discretion, under the Company’s Long-Term Incentive Plan (“LTIP”). It is expected that your annual LTIP awards will have an aggregate value on the grant date equal to three and one-half (3.5) times your base salary (such value determined without regard to vesting criteria), which may include performance-based vesting criteria in addition to a time-based vesting schedule.

Initial LTIP Award. For purposes of effectuating the above-referenced LTIP awards, concurrent with your Start Date, you will receive an initial LTIP award of restricted stock units (“RSUs”), with an aggregate value on the date of grant of $2,625,000, calculated based on the final closing price of a share of the Company’s common stock on the date immediately preceding the Start Date (the “Initial LTIP Award”). Fifty percent (50%) of the Initial LTIP Award will be granted in the form of RSUs subject to time-based vesting requirements providing for vesting in three equal annual tranches on each anniversary of the Start Date over a three-year period, based on your continuous service through each applicable vesting date. Fifty percent (50%) of the Initial LTIP Award will be granted in the form of RSUs subject to performance-based vesting requirements providing for vesting following the completion of a three-year performance period, based on performance criteria as included in the award agreement evidencing such performance-based LTIP award, and subject to your continuous service through the end of the performance period. Except as otherwise provided in this Offer Letter, the Initial LTIP Award shall be subject to all other terms and conditions reflected in the LTIP awards previously granted to the Company’s other executive officers in February 2017.

First Annual LTIP Award. Subject to your continued employment through the date of grant, your first annual LTIP award following the Start Date (the “First Annual LTIP Award”) will be granted to you at the time of and pursuant to the Company’s next typical annual LTIP award grant cycle, with the amount of the First Annual LTIP Award being prorated based on the number of days from the Start Date through the date of grant of the First Annual LTIP Award. Except as otherwise provided in this Offer Letter, all other terms of the First Annual LTIP Award (as well as all terms under successive annual LTIP awards granted in 2019 and thereafter) will be determined pursuant to and consistently with the Company’s annual grant process for its executive officers.

LTIP Awards Received as Director. Outstanding LTIP awards that you previously received in your capacity as a non-employee director of the Company (a “Director”) prior to the Start Date (“Director LTIP Awards”) shall continue to vest pursuant to the original vesting schedule so long as you remain in continuous service with the Company or any subsidiary as an executive officer, employee, director, or otherwise.

Treatment upon Termination of Employment. All LTIP awards granted to you in your capacity as Chief Executive Officer will continue to vest following your involuntary or mutually agreed termination of employment, provided that you continue to be willing to provide services to the Company or its subsidiaries in any other capacity (e.g., as a Director).

Treatment upon Total Cessation of Service Relationship. In the event of an involuntary and complete separation from service in any and all capacities with the Company and the Employer (i.e., you are terminated without “cause” or resign for “good reason,” as such terms are defined below, and any director service is also involuntarily terminated), any unvested portion of your LTIP grants (including your Director LTIP Awards, your Initial LTIP Award, your First Annual LTIP Award, and your regular annual LTIP grants) shall become 100% vested upon such separation from service, with vesting of performance-based awards based on actual performance through the date of your involuntary separation, provided you satisfy certain restrictive covenants during the remainder of the original vesting period under the award agreements. For purposes of the foregoing, for any period in which your service to the Company is being provided as a Director, an “involuntary separation” shall be deemed to occur if you cease serving as a Director due to the Company’s failure to nominate you to the Board for a successive term. However, nothing in this Offer Letter shall be construed as requiring that the Company nominate you to the Board or cause you to be re-elected to the Board for any term.

Legal Fees
The Company shall reimburse you for the reasonable legal fees incurred in negotiating and drafting this Offer Letter up to a maximum of $10,000, provided that before any such reimbursement is made, you must provide the Company with a request for reimbursement no later than 60 days following the Start Date and any such reimbursement payment shall be made on or before March 15 of the calendar year immediately following the Start Date.

Benefits and Perquisites
Except as otherwise provided in this Offer Letter, you will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including but not limited to group medical, dental, vision, and life insurance, disability benefits, retirement plans, and an employee stock purchase plan, in each case, subject to the terms and conditions of such plans and programs. You will be entitled to four weeks of paid vacation annually. You will also be entitled to the fringe benefits and perquisites that are made available to other senior executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company and the Employer reserve the right to amend, modify, or terminate any benefit plans or programs at any time and for any reason.

Stock Ownership Guidelines
As the Chief Executive Officer of the Company, you will be required to comply with the Company's Stock Ownership Guidelines applicable to executive officers, which requires our Chief Executive Officer to maintain a stock ownership level equal to five times your annualized base salary, such level to be reached within five years of your appointment as Chief Executive Officer.

Term of Employment
Your employment with the Employer will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Employer may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Employer.

Severance Benefits; Termination in Connection With a Change-in-Control
If an involuntary termination of employment by the Company other than for “cause” or a resignation by you for “good reason” (as such terms are defined herein) occurs on or within 24 months following a “Change in Control” (as defined under the LTIP), then, subject to your delivery and nonrevocation of a release of claims as reasonably requested by the Company, you shall be entitled to receive the following, provided you have remained continuously employed as the Chief Executive Officer through the applicable date: (i) a lump sum cash severance payment equal to (A) 1x your annualized base salary if your involuntary termination occurs prior to the first anniversary of the Start Date or (B) 0.5x your annualized base salary if your termination occurs on or following the first anniversary of the Start Date but prior to the second anniversary of the Start Date; (ii) 18 months of continued coverage under the Company’s group health plan on the same basis as similarly situated employees; and (iii) continued or accelerated vesting of awards granted to you under the LTIP, as described above in the “Long-Term Incentive Plan Equity-Based Awards” section of this Term Sheet. Eligibility for these change-in-control payments and benefits is provided in lieu of any participation in the Company’s Executive Change-in-Control Severance Plan. For the sake of clarity, you will not be entitled to participate in the Company’s Executive Change-in-Control Severance Plan.

No severance payments shall be payable upon a termination of employment that does not meet the requirements described in the foregoing paragraph. However, outstanding LTIP awards shall be subject to treatment as described in the “Long-Term Incentive Plan Equity-Based Awards” section of this Offer Letter, and your short-term incentive program award for the year of termination shall be subject to treatment as described in the “Short-Term Incentive (Annual Bonus) Awards” section above.

Release
Any severance payment or benefit or any favorable vesting treatment under your LTIP awards following a separation from service provided under this Offer Letter shall be subject to your execution and nonrevocation of a standard release of claims

Clawback
Any amounts payable hereunder are subject to any policy established by the Company or statutory or other legal requirements applicable to senior executives providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in accordance with any applicable law or regulation. For the avoidance of doubt, the Company: (1) currently contemplates legally required clawbacks in the Change-in-Control Severance Plan and in the form of LTIP award agreement; and (2) shall not be unilaterally or subjectively entitled to demand a clawback of any compensation awarded to you if not so required under applicable law.
Governing Law
This Offer Letter shall be governed by the laws of Texas, without regard to conflict of law principles.

Definitions
For purposes of this Offer Letter, “Cause” means: a determination by the Board that your (i) have engaged in gross negligence, incompetence, or misconduct in the performance of your duties with respect to the Company, the Employer or any of their affiliates; (ii) have failed to materially perform your duties and responsibilities to the Company, the Employer or any of their affiliates; (iii) have breached any material provision of any written agreement or corporate policy or code of conduct established by the Company, the Employer or any of their affiliates; (iv) have engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company, the Employer or any of their affiliates; (v) have committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company, the Employer or any of their affiliates; or (vi) have been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

For purposes of this Offer Letter, “Good Reason” means the occurrence, without your express written consent, of: (i) a material reduction in your authority, duties, or responsibilities (including a change in your duty to report solely and directly to the Board); (ii) a material reduction in your annual rate of base salary or target annual bonus opportunity; (iii) a relocation of your principal place of employment to a location more than 50 miles from the Company’s existing offices in Houston, Texas; (iv) any material breach by the Company or the Employer of their obligations under this Offer Letter; or (v) the failure of any successor or assigns of the Company or the Employer, as applicable, to assume the obligations of the Company or the Employer under this Offer Letter; provided, however, that Good Reason will not exist unless (A) you have provided the Employer with written notice of the condition giving rise to the Good Reason within 45 days of the initial existence of the condition, (B) the condition specified in the notice remains uncorrected for 30 days after the Employer’s receipt of the notice, and (C) the date of your termination of employment occurs within 90 days following the date on which you first learn of the condition.

Employment Requirements
On your Start Date, you will be required to execute certain agreements with the Company and/or Employer, including an Executive Confidentiality and Restrictive Covenant Agreement (enclosed with this Offer Letter), as well as certifications acknowledging various company policies, such as our Anti-Bribery Policy, Code of Business Conduct and Ethics, Conflicts of Interest Policy, Financial Code of Ethics, Insider Trading Policy, Global Travel and Entertainment Policy, and the Policy for Employee Complaint Procedures for Accounting and Compliance Matters. Your employment with the Employer requires your certifications acknowledging these policies.

Representations
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Employer about any such restrictions and provide the Employer with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company or the Employer without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Employer. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We look forward to you joining our team. If you have any questions about the above details, please call me immediately. If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter. Upon execution of this Offer Letter by all parties hereto, it shall become our binding agreement.

We look forward to hearing from you.

Sincerely,

/s/ Robert W. Drummond
Robert W. Drummond
Supervisory Director and Chairman of the Compensation Committee
Frank’s International N.V.

FRANK’S INTERNATIONAL, LLC (as Employer)

By:    /s/ Alejandro Cestero
Alejandro (Alex) Cestero
Senior Vice President, Secretary, General Counsel and Chief Compliance Officer

Acceptance of Offer
I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing Offer Letter. I have not relied on any agreements or representations, express or implied that are not set forth expressly in the foregoing Offer Letter. This Offer Letter, along with the Director LTIP Awards, constitutes the entire agreement and understanding of the parties hereto concerning my service with the Company following the Start Date and the compensation and benefits applicable thereto and supersedes and replaces all other prior and contemporaneous understandings, agreements, Board resolutions, representations and warranties, both written and oral, with respect to the subject matter of this Offer Letter or my compensation as a Director, including but not limited to any agreements or understandings entered into during my service as a Director.

/s/ Michael C. Kearney                    September 26, 2017
Michael C. Kearney                        DATE